Exhibit (a)(6)(B)




                          MEMORANDUM OF UNDERSTANDING

         The undersigned parties to this action now pending in the Superior Court of California, County of Orange (the "Court"), entitled DOLPHIN LIMITED PARTNERSHIP I, L.P., ET AL. V. SYBRON DENTAL SPECIALTIES, INC., Case No. 06CC00082 (the "Action"), have reached an agreement to settle the Action on the terms and subject to the conditions set forth below.
         WHEREAS, on April 12, 2006, the Board of Directors of Sybron Dental Specialties, Inc. ("Sybron" or the "Company"), authorized the acquisition of the Company by Danaher Corporation together with one of its affiliates, Smile Acquisition Corporation ("Danaher"), via a tender offer and second-step merger for $47.00 per share (the "Acquisition");
         WHEREAS, on or about April 19, 2006, Sybron filed with the Securities and Exchange Commission ("SEC") a Schedule 14D-9 Recommendation Statement ("14D-9") setting forth information concerning the Acquisition;
         WHEREAS, the Action was filed as a putative class action on behalf of holders of Sybron common stock naming as defendants the Company, its Board of Directors including Floyd W. Pickrell, Jr., Kenneth F. Yontz, Dennis B. Brown, R. Jeffrey Harris, Donald N. Ecker, Robert W. Klemme, James R. Parks, William A. Donan, Danaher, and Smile Acquisition Corp. (collectively, "Defendants");
         WHEREAS, the Action seeks relief based on the allegations that the Acquisition constitutes a breach of the fiduciary duties owed to the class by the Defendants, including the claim that Defendants impermissibly locked up the Acquisition through illegal defensive measures and failed to provide Sybron shareholders with material information in connection with the Acquisition;


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         WHEREAS, on April 24, 2006 and May 2, 2006, plaintiffs filed and served on Defendants a Notice and EX PARTE Application for a Temporary Restraining
Order and Order to Show Cause Why a Preliminary Injunction Should Not Be Issued outlining certain structural and disclosure deficiencies in the Acquisition;
         WHEREAS, the parties have had numerous discussions and negotiations which have resulted in structural modifications and supplemental disclosures relating to the Acquisition as detailed herein;
         WHEREAS, plaintiffs and their counsel have determined that the settlement of the Action on the terms reflected in this Memorandum of Understanding ("MOU") is fair, reasonable and adequate and in the best interest of Sybron's stockholders;
         WHEREAS, Defendants deny the allegations and all other charges of wrongdoing or liability arising out of any conduct, statements, acts or omissions relating to the Acquisition that were or could be alleged in the Action, and specifically deny that the defensive measures were illegal or that the 14D-9 was incomplete or misleading, that any modifications to the Acquisition were required or that additional disclosures were required under SEC rules or any applicable legal principle; and
         WHEREAS, Defendants have concluded it is desirable that the claims against them be settled on the terms reflected in this MOU, and have agreed solely in the context of settlement to make certain structural modifications to the Acquisition and additional disclosures in the 14D-9 filed with the SEC and disseminated to Sybron shareholders on or about May 3, 2006.
         NOW, THEREFORE, following discussions among counsel, there have been negotiations between the parties which have resulted in their reaching an agreement in


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principle providing for the settlement of the Action between and among plaintiffs, for themselves and the class of persons on behalf of whom the Action was brought, and Defendants on the terms and conditions set forth below (the "Settlement").
        1. Plaintiffs have alleged the omission of certain material information relating to Sybron, its prospects, and the Acquisition. The Defendants deny that any material information was omitted but have supplemented the disclosures via filing with the SEC on May 3, 2006, a Form TO/A, and, at the same time, both filing with the SEC and disseminating to Sybron shareholders a Schedule 14D-9 amendment. These supplemental disclosures contain additional disclosures recommended by plaintiffs, and Defendants acknowledge that this decision was a direct result of the prosecution of the Action, and the extensive negotiations between counsel for plaintiffs and Defendants. These supplemental disclosures concern the fairness opinion of Credit Suisse Securities LLC, and absence of any agreement regarding continuing post-Acquisition employment with Danaher for certain Sybron executives. The supplemental disclosures agreed to as part of the Settlement are contained in the Schedule 14D-9 amendment and TO/A attached hereto and incorporated by reference herein.
        2. Plaintiffs have alleged that defendants have utilized unlawful defensive measures to lock up the Acquisition, including the use of a Rights Agreement and a Termination Fee. Defendants deny that the defensive measures are unlawful but have agreed to modify the use of defensive measures in connection with the Acquisition in the following manner. Defendants acknowledge that this decision was a direct result of the prosecution of the Action, and the extensive negotiations between Plaintiffs' Counsel and counsel for Defendants:


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        (a) Within 24 hours after the execution of this memorandum, Sybron's
Board of Directors shall take any and all action necessary to ensure that the Sybron Rights Agreement shall be amended and/or otherwise modified to provide that it shall not be applicable to or triggered by any offeror which seeks to purchase or purchases Sybron shares if: (i) such offeror executes a merger agreement that is substantively identical (that is, identical in all substantive terms) to the Agreement and Plan of Merger executed between and among Danaher Corporation, Smile Acquisition Corp. and Sybron Dental Specialties, Inc. on or about April 12, 2006 (the "Merger Agreement"); and (ii) such merger agreement has been executed by such offeror and/or delivered via email transmission or facsimile to Sybron's CEO with an undertaking by such offeror to be bound by such agreement if Sybron signs it before such tender offer is withdrawn. Upon delivery of an executed copy of such agreement and as long as it is outstanding as a binding offer, such offeror shall be entitled to immediately commence and maintain an all cash tender offer for the outstanding shares of Sybron without triggering Sybron's Rights Agreement, if such offer is in excess of $47 per share and identical in all substantive terms to the terms set forth in the Merger Agreement;
        (b) Upon the announcement of an intention by any such offeror to enter into such merger agreement as described in Section 2(a) above to purchase the outstanding shares of Sybron at an all cash price in excess of $47 per share, Defendants represent and warrant that Sybron's Board of Directors shall provide due diligence materials, provide access to a data room, and allow such offeror to conduct other reasonable due diligence through the consummation of the Tender Offer (subject to execution of a customary confidentiality agreement without a standstill provision);


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        (c) Defendants represent and warrant that any agreement between and among Sybron and any other party which includes a standstill provision or any other similar provision which precludes or impedes in any way the ability of another party to immediately commence an offer to purchase shares of Sybron will not apply to restrict a tender offer by a third party that meets the standards described in paragraph (a) above;
        (d) Counsel for Defendants shall contact by 7 p.m. EDT the general counsel for each of Company A and Company B with a written and oral explanation of the terms under which those entities may make a tender offer for Sybron without triggering the Rights Agreement as described in paragraph (a) above; provided that the terms of these communications shall be agreed to by Plaintiffs' Counsel and counsel for Defendants thereafter shall confirm to Plaintiffs' Counsel that such calls and email transmission were made;
        (e) As to the Termination Fee, Defendants have agreed that Danaher shall waive its rights pursuant to Section 8.3(b)(i) of the Agreement and Plan of Merger to any termination fee and expense amount in excess of $45,000,000, and the parties hereto acknowledge that Danaher is entitled to receive such Termination Fee if any third party transaction contemplated by paragraph (a) above is consummated.
        3. The parties to the Action shall use best efforts to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required to obtain final Court approval of the Settlement and the dismissal of the Action upon the terms outlined in this MOU (collectively, the "Settlement Documents"). The Stipulation will expressly provide, INTER ALIA, (i) for the certification under ss.382 of the California Code of Civil Procedure, as a class for settlement purposes


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of all persons who owned Sybron stock as of April 12, 2006, or at any time from
April 12, 2006, through and including the sale of Sybron as contemplated in the Acquisition, other than defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any defendant, and their successors in interest and transferees, and those who validly elect to request exclusion from the Class; (ii) for entry of a judgment of dismissal with prejudice; and (iii) for a release and settlement of all known and unknown claims for damages, injunctive relief, or any other remedies against Defendants and Danaher and their respective predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors and employees of Sybron and Danaher, their predecessors, successors, parents, subsidiaries, affiliates, agents, and their subsidiaries, affiliates and agents) which have been or could have been asserted by any member of the proposed Class, including class, derivative, individual and all state or federal claims (including, without limitation, claims arising under the federal securities laws), in state or federal court or in arbitration or similar proceedings, based upon, arising from, or related to any matter discussed in the Schedule TO and the 14D-9 or any disclosure related thereto or the actual or alleged acts or omissions of Defendants relating to the Acquisition, including, without limitation, any allegations of misrepresentations and/or omissions in the Schedule TO and the 14D-9 and exhibits thereto or any matter that could have been asserted in the Action regarding breach of fiduciary duty or failure to disclose material facts (the "Released Claims"). The Stipulation shall include a waiver of the provisions of California Civil Code ss.1542 and any similar provision of the law of any other jurisdiction. The Stipulation will


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further provide that Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breached any duty owed to Sybron or its stockholders or otherwise. The parties shall in good faith attempt to present to the Court a motion for preliminary approval of the settlement within twenty-one (21) days following the date of the execution of this MOU.
        4. Any notice of the proposed Settlement as well as a description of the supplemental disclosures and waivers related to the Acquisition that are necessary to effect a final settlement for approval by the Court shall be provided at Defendants' expense. The parties shall set forth the manner in which the notice requirement shall be satisfied in the Stipulation.
        5. The Settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) the completion of confirmatory discovery as agreed upon by the parties; (c) final Court approval of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party (except as provided in P. 6 below); and (d) consummation of the Acquisition. As employed in this MOU, "final Court approval of the Settlement" means the Court has entered an order approving the Settlement in accordance with the Settlement Documents, and that order is finally affirmed on appeal or is no longer subject to appeal.
        6. Defendants agree that Sybron or its successor in interest shall be obligated to pay plaintiffs' counsel fees and expenses in an amount to be negotiated and/or mediated by the parties, on behalf and for the benefit of itself and the other defendants in the Action. The parties further agree that such fees and expense amount, shall be paid within five (5) days of the entry of an order by the Court finally approving the Settlement


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even though such order may be subject to appeal. In the event that the Court's order is reversed or modified on appeal, plaintiffs' counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon consistent with such reversal or modification.
        7. While retaining their right to deny liability, the Action is being settled voluntarily by the parties after consultation with competent legal counsel. The releases between the parties will include releases of all counsel in the Action.
        8. This MOU may be modified or amended only by a writing signed by all of the signatories hereto.
        9. The plaintiffs and their counsel represent and warrant that none of plaintiffs' claims or causes of action referred to in this MOU or that could have been alleged in the Action have been assigned, encumbered or in any manner transferred in whole or in part.
        10. Defendants agree to cooperate fully in the taking by plaintiffs of appropriate limited confirmatory discovery.
        11. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.


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        12. Except as otherwise provided herein, this MOU shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.
        13. This MOU may be executed in counterparts by any of the signatories hereto, including by telecopier, and as so executed shall constitute one agreement.
        14. Each of the attorneys executing this MOU on behalf of his/her respective client(s) hereby represents and warrants that they have full authority to do so.
        15. This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of California, without regard to California's principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.
        16. The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this MOU and to complete the Settlement.


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Dated: ___________________

                                    ___________________________________
                                    RANDALL J. BARON
                                    Lerach Coughlin Stoia Geller
                                         Rudman & Robbins LLP
                                    655 West Broadway, Suite 1900
                                    San Diego, CA  92101
                                    Telephone:  619/231-1058
                                    619/231-7423 (fax)

                                    Attorneys    for    Plaintiffs    Dolphin
                                    Limited Partnership and City of Pontiac
                                    General  Employees' Retirement Fund

Dated: ___________________
                                    ___________________________________
                                    KEVIN ABIKOFF
                                    Hughes, Hubbard & Reed LLP
                                    1775 I Street, N.W.
                                    Washington, DC  20006-2401
                                    Telephone:  202/721-4600
                                    202/721-4646 (fax)

                                    Attorneys  for  Individual   Defendants  and
                                    Sybron  Dental Specialties, Inc.

Dated: ___________________
                                    ___________________________________
                                    PAUL ROWE
                                    Wachtell Lipton Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY 10019
                                    Telephone:  (212) 403-1000
                                    212/403-2000 (fax)

                                    Attorneys   for   Danaher   Corporation
                                    and  Smile  Acquisition Corp.